Exhibit 16.1

June 19, 2020

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Commissioners:

We have read the statements made by Trean Insurance Group, Inc. pursuant to Item 304(a)(1) of Regulation S-K, filed with the Securities and Exchange Commission as part of the Registration Statement on Form S-1 of Trean Insurance Group, Inc. dated June 19, 2020 and we agree with such statements concerning our firm.

Sincerely,

/s/ RSM US LLP